AMENDMENT TO

SUBADVISORY AGREEMENT

This Amendment, effective as of February 28, 2025, is to the Subadvisory Agreement (the “Agreement”) effective as of July 31, 2020, by and between FRANKLIN TEMPLETON FUND ADVISER, LLC (formerly named Legg Mason Partners Fund Advisor, LLC), a Delaware limited liability company (the “Manager” or “FTFA”), and CLEARBRIDGE INVESTMENTS, LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Manager has been retained by Legg Mason ETF Investment Trust (the “Trust”), a Maryland statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended, to provide investment advisory, management, and administrative services to the Trust with respect to its series, Franklin ClearBridge Enhanced Income ETF (formerly named ClearBridge Dividend Strategy ESG ETF) (the “Fund”), as set forth in the management agreement by and between the Trust and the Manager with respect to the Fund (the “Management Agreement”);

WHEREAS, the Manager has engaged the Subadviser to provide certain investment advisory services to the Trust with respect to the Fund, as set forth in the Agreement;

WHEREAS, both the Manager and the Subadviser wish to replace Schedule A of the Agreement with Schedule A attached hereto; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, approved this Amendment at a meeting called for such purpose on December 5, 2024.

NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that Schedule A of the Agreement is removed and replaced with Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized.

FRANKLIN TEMPLETON FUND ADVISER, LLC

By:	/s/ Jane E. Trust
Name:	Jane E. Trust
Title:	President and Chief Executive Officer

CLEARBRIDGE INVESTMENTS, LLC

By:	/s/ Jasna B. Dolgov
Name:	Jasna B. Dolgov
Title:	Managing Director, General Counsel

The undersigned officer of the Trust has executed this Amendment not individually but in his/her capacity as an officer of the Trust. The Trust does not hereby undertake, on behalf of the Fund or otherwise, any obligation to the Subadviser.

LEGG MASON ETF INVESTMENT TRUST

By:	/s/ Harris Goldblat
Name:	Harris Goldblat
Title:	Vice President and Secretary

SCHEDULE A

Franklin ClearBridge Enhanced Income ETF

Date: February 28, 2025

Fee:

The sub-advisory fee will be 50% of the management fee paid by the Fund to FTFA, net of (i) all fees and expenses incurred by FTFA under the Management Agreement (including without limitation any subadvisory fee paid to another subadviser to the Fund) but excluding subadvisory fees paid by FTFA to Franklin Managed Options Strategies, LLC and (ii) expense waivers and reimbursements. In no event shall the subadvisory fee be less than zero.